Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Orchestra BioMed Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, “Common Stock”) reserved for issuance under the Orchestra BioMed Holdings Inc. 2023 Equity Incentive Plan (the “2023 Plan”)	457(c) and (h)	3,413,845	(2)(3)	$14.89	(4)	$50,832,152.05	(4)	0.00011020	$5,601.70
Equity	Common Stock Reserved for issuance pursuant to stock options issued under the 2023 Plan	457(c) and (h)	20,925	(5)	$8.35	(6)	$174,723.75	(6)	0.00011020	$19.26
Equity	Common Stock reserved for issuance pursuant to stock options issued under the Orchestra BioMed Inc. 2018 Stock Incentive Plan (the “2018 Plan”)	457(c) and (h)	3,923,738	(7)	$7.80	(6)	$30,605,156.40	(6)	0.00011020	$3,372.69

Total Offering Amounts							$81,612,032.2			$8,993.65
Total Fee Offsets										–
Net Fee Due										$8,993.65

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Common Stock that become issuable under the 2023 Plan and the 2018 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents shares of Common Stock reserved for issuance pursuant to future awards under the 2023 Plan. To the extent that any awards outstanding under the 2023 Plan (a) are not issued because the award or any portion of the award expires or otherwise terminates without all of the shares covered by the award having been issued, (b) are not issued because the award or any portion thereof is settled in cash, (c) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, (d) are withheld or reacquired to satisfy the exercise, strike or purchase price or (e) are withheld or reacquired to satisfy a tax withholding obligation, subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Common Stock under the 2023 Plan.

(3)	The number of shares reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to the lesser of (i) 4.8% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding year, (ii) 3,036,722 shares of Common Stock, and (iii) such number of shares of Common Stock determined by the board of directors of the Registrant (the “Board”) or the compensation committee of the Board prior to January 1 of a given year. This explanation is provided for informational purposes only. The issuance of such shares is not being registered on this Registration Statement.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on $14.89 per share, the average of the high and low price of the Common Stock on the Nasdaq Global Market on March 29, 2023 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(5)	Represents shares of Common Stock issuable pursuant to outstanding stock options under the 2023 Plan.

(6)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the weighted average exercise price of outstanding options granted under the 2023 Plan or 2018 Plan, as applicable.

(7)	Represents shares of Common Stock issuable pursuant to outstanding stock options under the 2018 Plan. To the extent that any awards outstanding under the 2018 Plan (a) are not issued because the award or any portion of the award expires or otherwise terminates without all of the shares covered by the award having been issued, (b) are not issued because the award or any portion thereof is settled in cash, (c) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, (d) are withheld or reacquired to satisfy the exercise, strike or purchase price or (e) are withheld or reacquired to satisfy a tax withholding obligation, subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Common Stock under the 2023 Plan.